FIFTH AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT II

This fifth amendment (the "Amendment") to the Investment Management Agreement

IIis made as of the 20th day of May, 2020 by and between AQR Funds ("Trust"), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC ("AQR").

WHEREAS, the parties hereto entered into an Investment Management Agreement II dated and effective as of November 13, 2015, as amended (the "Agreement"); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR Diversifying Strategies Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS	AQR CAPITAL MANAGEMENT, LLC
By: /s/Nicole DonVito	By: /s/ Nicole DonVito

Name: Nicole DonVito	Name: Nicole DonVito
Title: Chief Legal Officer & Vice President	Title: Managing Director, Head of Registered
Products

EXHIBIT A

(Amended as of May 20, 2020)

Name of Series	Commencement	Advisory Fee
	Date	Each fee will be based on the average
		daily net assets of the Fund managed by
		the Adviser, and calculated as described in
		Section 7 of the Agreement.
AQR Style Premia	[ ]	1.15%
Alternative II Fund
AQR Alternative Risk	September 19,	1.20%
Premia Fund	2017
AQR Core Plus Bond	April 5, 2018	0.32%
Fund
AQR High Yield Bond	[ ]	0.55%
Fund
AQR Volatility Risk	November 1,	0.55%
Premium Fund	2018
AQR Diversifying	[ ], 2020	0.00%
Strategies Fund